Exhibit 99.1

             Quotesmith.com Reports Third-Quarter Financial Results


     - Insure.com Owner Posts Narrowed Q3 Net Loss of $319,000 vs. $932,000 in 2002

     - Nine-Month Non-Advertising Expense Reduction of $3.48 Million Enhances Path to Profitability


    DARIEN, Ill., Oct. 29 /PRNewswire-FirstCall/ -- Quotesmith.com, Inc., (Nasdaq: QUOT), the online insurance broker that provides instant quotes from more than 200 leading insurance companies, today announced financial results for the third quarter ended September 30, 2003.

    "Quotesmith.com made substantial progress in the third quarter towards reaching profitability," said Robert Bland, chairman and CEO. "For the first nine months of this year, we eliminated almost $3.5 million of non-advertising expenses as compared with last year. But even more important, we identified a weakness in our business model and have taken affirmative steps to remedy the problem. Through customer feedback, we discovered that many applicants were reluctant to enter highly personal information online due to general privacy concerns with the Internet in general. We've addressed this problem by opening telephone-ordering capabilities within our call center using existing in-house staff. This action is expected to make our services available to a wider audience of self-directed insurance shoppers going forward."

    Phil Perillo, chief financial officer, remarked, "We expect to turn profitable for the fourth quarter of this year as our business model is now tuned and scaleable. Our debt-free balance sheet remains strong with cash and investments totaling $15.2 million at September 30, 2003."

    "Quotesmith.com is committed to allowing its customers to buy online, by phone or through the mail," commented Bill Thoms, executive vice president. "This fresh message now appears throughout our Web site and will also be prominently highlighted in all of our print ads beginning in the first week of December. We believe that the expansion of our services to include orders by phone and mail will drive future growth opportunities for Quotesmith.com."


    Financial Results

    Quotesmith.com reported revenues of $2.4 million for the third quarter of 2003, down $237,000 from the figure posted in the same quarter last year. The net loss for the 2003 quarter was $319,000, or $.06 per share, as compared to a net loss $932,000, or $.19 per share, in the same period last year.

    Total expenses in the third quarter of 2003 were $843,000 less than the same quarter of 2002, despite a $453,000 increase in marketing expenditures. As reported last year, operating expenses in the third quarter of 2002 included a non-recurring $329,000 write off of computer software.

    For the nine months ended September 30, 2003, the Company reported revenues of $7.5 million compared to revenues of $8.4 million in the same period last year. Total expenses for the period decreased $1.6 million and investment income, consisting of interest and realized gains, increased $112,000, resulting in a net loss of $1.04 million, or $0.21 per share, compared to a loss of $1.85 million, or $0.37 per share, in the first nine months of 2002.

    Cash and investments at September 30, 2003 amounted to $15.2 million, or $3.09 per share, vs. $16.3 million at year-end 2002


    Business Outlook

    Quotesmith.com is today reaffirming the 2003 financial guidance that was released on October 2, 2003, which projected 2003 revenues of $9.5 to $10 million, a net loss of $450,000 to $650,000, and year-end cash and investments of $14.5 to $15 million. Non-cash depreciation and amortization expenses are expected to total $1.05 million in 2003.

    Quotesmith.com does not confirm or update its financial projections except in compliance with Regulation FD nor does the Company provide confirmation or update of its financial targets except through public announcements.


    About Quotesmith.com

    Originally founded in 1984 as Quotesmith Corporation, Quotesmith.com owns and operates a comprehensive online consumer insurance information service at www.Insure.com . Visitors to the Company's Web sites are able to obtain instant quotes from more than 200 leading insurers, achieve maximum savings and have the freedom to buy from any company shown. Insure.com also plays home to over 3,000 originally authored articles on various insurance topics and also provides consumer insurance decision-making tools that are not available from any other single source. Quotesmith.com also provides personalized insurance brokerage and policy placement services for its customers. Shares of Quotesmith.com trade on the Nasdaq SmallCap Market under the symbol "QUOT."


    Cautions about Forward-Looking Statements

    This announcement may contain forward-looking statements that involve risks, assumptions and uncertainties pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. This announcement also contains forward-looking statements about events and circumstances that have not yet occurred and may not occur. These forward-looking statements are inherently difficult to predict. Expressions of future goals and similar expressions including, without limitation, "intend," "may," "plans," "will," "believe," "should," "could," "hope," "expects," "expected," "does not currently expect," "anticipates," "predicts," "potential" and "forecast," reflecting something other than historical fact, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Investors should be aware that actual results may differ materially from the results predicted and reported results should not be considered an indication of future performance. Reported Web site activity and/or quotes are not necessarily indicative of any present or future revenue. The Company will not necessarily update the information in this press release if any forward-looking statement later turns out to be inaccurate. Potential risks and uncertainties include, among others, declines in the life insurance industry, level of acceptance of purchasing insurance over the Internet by consumers, unpredictability of future revenues, potential fluctuations in quarterly operating results, seasonality, consumer trends, competition, risks of system interruption, the evolving nature of its business model, the increasingly competitive online commerce environment, dependence on continuing growth of online commerce, risks associated with capacity constraints and the management of growth as well as the risks associated with potential terrorism threats. More information about potential factors that could affect the Company's financial results are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, both of which are on file with the United States Securities and Exchange Commission. Quotesmith.com, insure.com, LTCompare and QuotesmithPro are service marks of Quotesmith.com, Inc. All other names are trademarks of their respective owners.



                             QUOTESMITH.COM, INC.
                           STATEMENT OF OPERATIONS
                    (In thousands, except per share data)
                                 (Unaudited)

                                 Quarter Ended            Nine Months Ended
                                 September 30,              September 30,
                              2003          2002         2003         2002

    Revenues:
      Commissions and fees   $2,427        $2,644       $7,496       $8,292
      Other                       3            23           16          141
    Total revenues            2,430         2,667        7,512        8,433

    Expenses:
      Selling & marketing     1,076           623        3,735        1,877
      Operations                835         2,279        2,645        6,227
      General & admin.          929           781        2,546        2,444
    Total expenses            2,840         3,683        8,926       10,548
    Operating loss             (410)       (1,016)      (1,414)      (2,115)

    Investment income            91            84          374          261

    Net loss                  $(319)        $(932)     $(1,040)     $(1,854)

    Net loss per
     common share,
     basic and diluted       $(0.06)       $(0.19)      $(0.21)      $(0.37)

    Weighted average common
     shares and equivalents
     outstanding, basic and
     diluted                  4,913         4,918        4,911        4,986


                         SELECTED BALANCE SHEET DATA
                                (In thousands)

                                       September 30,         December 31,
                                           2003                  2002

    Cash and equivalents                    $543                $1,640
    Investments                           14,667                14,668
    Commissions receivable                 1,213                 1,126
    Other assets                           1,496                 2,125
    Total assets                         $17,919               $19,559

    Total current liabilities               $965                $1,429
    Total liabilities                        965                 1,464
    Total stockholders' equity            16,954                18,095
    Total liabilities &
     stockholders' equity                $17,919               $19,559



SOURCE  Quotesmith.com, Inc.
    -0-                             10/29/2003
    /CONTACT: Phillip A. Perillo, Chief Financial Officer of Quotesmith.com, Inc., +1-630-515-0170, ext. 295, or phil@insure.com /
    /Web site:  http://www.Insure.com /
    (QUOT)

CO:  Quotesmith.com, Inc.
ST:  Illinois
IN:  INS CPR MLM ITE
SU:  ERN ERP